Exhibit A

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

StepStone Private Markets

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—		—

Fees Previously Paid	$68,106,399.55	$110.20	$7,505.33

Total Transaction Valuation	$68,106,399.55

Total Fees Due for Filing			$7,505.33

Total Fees Previously Paid			$7,505.33

Total Fee Offsets			—

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

Not applicable.